                                                                    EXHIBIT 99.1

*LL&E-ROYALTY TRUST

LL&E ROYALTY TRUST ANNOUNCES TRUST INCOME FOR APRIL 2005

LL&E ROYALTY TRUST


JPMORGAN CHASE BANK, N.A. - TRUSTEE                   NEWS
_____________________________________________________RELEASE____________________

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS (March 25, 2005) -- LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today the Trust income distribution for the month of April 2005. This distribution represents amounts payable to the Trust with respect to production for the month of January 2005. Unit holders of record on April 5, 2005 will receive a distribution of $788,212 or approximately $.041504 per Unit payable on April 15, 2005.

The Working Interest Owner, under the terms of the Trust Conveyance, is permitted to escrow funds up to 125% of the estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest (Special Cost Escrow). According to the most recent reserve report, estimated dismantlement costs are $13.3 million for Jay Field property, $1.9 million for South Pass 89 property and $2.3 million for Offshore Louisiana property. The Working Interest Owner has informed the Trustee that it has elected not to escrow any additional funds at this time. However, the Working Interest Owner intends to continue to monitor each of the properties in which the Trust has an interest for possible changes in relevant factors, which may warrant a need for additional escrow. To date, the amounts escrowed for future dismantlement costs total approximately $4.5 million for Jay Field property, $2.6 million for South Pass 89 property and $3 million for the Offshore Louisiana property. The amounts escrowed on the South Pass 89 and Offshore Louisiana properties exceed 125% of the estimated future dismantlement costs by approximately $225,000 and $125,000 respectively. The Trust Conveyance permits, but does not require, the Working Interest Owner to release the excess escrowed funds, and the Working Interest Owner has informed the Trustee that it does not intend to release any portion of the escrowed funds at this time.

Gross Proceeds prior to deductions for Production Costs for the month of January 2005 by property are as follows: $2,540,057 for Jay Field property, $122,133 for South Pass 89 property, and $610,688 for Offshore Louisiana property.

Production Costs for the month of January 2005 by property are as follows:
$1,933,414 for Jay Field property, $71,247 for South Pass 89 property and $88,079 for Offshore Louisiana property.

There was no deduction made for the Special Cost Escrow in January 2005. Fee Lands Royalties for the month of January 2005 totaled $22,763. Trust related expenses for the month of January 2005 totaled $33,664.

The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust's interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, timing and extent of capital expenditures. In addition, the amount of future distributions will depend on the amounts escrowed by the Working Interest Owner as described above.

The Trust income distribution announcement for the month of May will be made on or about April 26, 2005.

CONTACT:   LL&E ROYALTY TRUST
           JPMORGAN CHASE BANK, N.A., AS TRUSTEE
           MIKE ULRICH
           (800) 852-1422
           www.businesswire.com/cnn/lrt.htm